Exhibit 99.n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 25, 2011, with respect to the financial statement of Versus Capital Multi-Manager Real Estate Income Fund LLC, contained in Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-172947) and related Prospectus and Statement of Additional Information. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ GRANT THORNTON LLP

Chicago, Illinois

August 25, 2011